EXHIBIT 23.1
Consent of Independent Registered
Public Accounting Firm
The Board of Directors
BancorpSouth, Inc.:
We consent to incorporation by reference in the Registration Statement (No. 333-133390) on Form S-8 of BancorpSouth, Inc. of our report dated June 27, 2008, with respect to the statements of net assets available for plan benefits of the BancorpSouth, Inc. 401(k) Profit-Sharing Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for plan benefits for the years then ended and the related schedules, which report appears in the December 31, 2007 Annual Report on Form 11-K of BancorpSouth, Inc. 401(k) Profit-Sharing Plan.

/s/ KPMG LLP
Memphis, Tennessee
June 27, 2008